Exhibit 99.1

RECENT DEVELOPMENTS

Results of Operations

For the three months ended June 30, 2012, the Company reported net income available to common shareholders of $20.2 million, or $0.37 per diluted share, compared to net income of $8.8 million, or $0.17 per diluted share, for the three months ended June 30, 2011. Net income available to common shareholders for the six months ended June 30, 2012, was $41.0 million, or $0.76 per diluted share, compared to net income of $8.4 million, or $0.17 per diluted share, for the six months ended June 30, 2011.

The Company’s net income available to common shareholders for the three and six months ended June 30, 2012 included other income of $0.9 million relating primarily to a construction litigation settlement, and for the six months ended June 30, 2012 included a gain of $6.1 million on the sale of an asset. The Company’s net income available to common shareholders for the three and six months ended June 30, 2011 included a $0.4 million gain on the sale of a technology investment and for the six months ended June 30, 2011 included $1.8 million of costs associated with the redemption of preferred stock.

Funds from Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data provided below.

FFO for the three months ended June 30, 2012 was $39.7 million, or $0.73 per diluted share, compared to $27.7 million, or $0.55 per diluted share, for the three months ended June 30, 2011. The Company’s reported FFO for the second quarter of 2012, included the other income discussed above, of $0.9 million, or $0.02 per diluted share, and for the second quarter of 2011 included the technology sale gain of $0.4 million, or $0.01 per diluted share.

FFO for the six months ended June 30, 2012 was $73.9 million, or $1.37 per diluted share, compared to $46.0 million, or $0.92 per diluted share, for the six months ended June 30, 2011. The Company’s reported FFO for the first half of 2012 included the $0.9 million of other income discussed above, or $0.02 per diluted share. The Company’s reported FFO for the first half of 2011 included costs related to the redemption of preferred stock, offset by the technology sale gain discussed above, totaling a net reduction to FFO of $1.3 million, or $0.03 per diluted share.

Mature (Same Store) Community Data

Total revenues for the same store communities increased 7.8% and total operating expenses increased 3.9% during the second quarter of 2012, compared to the second quarter of 2011, resulting in a 10.4% increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 6.5% during the second quarter of 2012, compared to the second quarter of 2011.

Average economic occupancy at the Company’s 50 same store communities, containing 18,114 apartment units, was 96.1% and 95.1% for the second quarter of 2012 and 2011, respectively.

Total revenues for the same store communities increased 7.8% and total operating expenses increased 3.5% during the first half of 2012, compared to the first half of 2011, resulting in a 10.7% increase in same store NOI. The average monthly rental rate per unit increased 6.3% for the six months ended June 30, 2012, compared to the six months ended June 30, 2011. For the six months ended June 30, 2012, average economic occupancy at the Company’s mature communities was 96.0%, compared to 95.0% for the six months ended June 30, 2011.

Development and Acquisition Activity

During the second quarter of 2012, the Company began delivering units at the second phase of its Post Carlyle Square™ community in Washington, D.C. The Company also reduced the estimated total cost of the project by $6.0 million. As of July 27, 2012, this community was 20.0% leased.

In the aggregate, the Company has 1,810 units in six apartment communities, and approximately 37,567 square feet of retail space, under development or in lease-up with a total estimated cost of $300.4 million. The Company currently expects to fund future estimated construction expenditures primarily by utilizing available borrowings under its unsecured bank credit facilities as well as proceeds from its on-going condominium sales and its at-the-market common equity sales program.

In July 2012, the Company acquired Post South End™, a 360-unit apartment community located in Charlotte, North Carolina for a purchase price of $74.0 million. This community was completed in 2009 and also includes approximately 7,612 square feet of retail space.

Financing Activity

On May 31, 2012, the Company borrowed an additional $130 million under its unsecured bank term loan facility. On June 1, 2012, the Company repaid in full its $95.7 million of outstanding 5.45% senior unsecured notes. On July 2, 2012, the Company borrowed the remaining $70 million of available capacity under the term loan, bringing total outstanding borrowings under the term loan facility to $300 million. A summary of outstanding indebtedness at June 30, 2012 is included in the financial data provided below.

At-the-Market Common Equity Activity

The Company’s initial at-the-market common equity program provides for the sale of up to 4 million shares of common stock, of which 136,500 shares remain available for issuance as of July 27, 2012. Upon that program’s completion, the Company also has available a second at-the-market common equity program that provides for the sale of up to an additional 4 million shares of common stock. The Company expects to use these programs as an additional source of capital and liquidity, to maintain the strength of its balance sheet and to fund its planned investment activities. Sales under these programs will be dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock and potential use of proceeds.

During the second quarter of 2012, the Company sold 96,500 shares under the initial program, for gross proceeds of $4.8 million at an average gross price of $50.23 per share, producing net proceeds of $4.6 million. Since its inception, the Company has sold 3,863,500 shares, for gross proceeds of $158.9 million at an average gross price of $41.14 per share, producing net proceeds of $155.4 million.

Forward Looking Statements

Certain statements made in this disclosure may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Important risk factors regarding the Company are included in the filings the Company makes from time to time with the Securities and Exchange Commission (“SEC”), including the risk factors under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2011 and other risk factors as may be discussed in subsequent filings with the SEC. These risk factors could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward looking statements. All such risk factors are specifically incorporated by reference into this disclosure.

SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues
Rental	$77,081	$70,499	$152,736	$139,592
Other property revenues	4,873	4,698	9,272	8,920
Other	206	227	428	443

Total revenues	82,160	75,424	162,436	148,955

Expenses
Property operating and maintenance (exclusive of items shown separately below)	35,231	33,206	69,868	65,823
Depreciation	19,497	18,808	38,838	37,560
General and administrative	3,883	4,246	8,168	8,362
Investment and development	322	296	802	774
Other investment costs	306	455	612	949

Total expenses	59,239	57,011	118,288	113,468

Operating income	22,921	18,413	44,148	35,487
Interest income	288	516	339	608
Interest expense	(11,103)	(14,437)	(22,748)	(28,912)
Amortization of deferred financing costs	(698)	(721)	(1,359)	(1,368)
Net gains on condominium sales activities	8,530	5,432	15,434	6,176
Equity in income of unconsolidated real estate entities, net	495	346	6,941	555
Other income, net	737	285	581	301
Net loss on extinguishment of indebtedness	—	—	(301)	—

Net income	21,170	9,834	43,035	12,847
Noncontrolling interests—consolidated real estate entities	(35)	(58)	(41)	(47)
Noncontrolling interests—Operating Partnership	(56)	(30)	(115)	(29)

Net income available to the Company	21,079	9,746	42,879	12,771
Dividends to preferred shareholders	(922)	(922)	(1,844)	(2,611)
Preferred stock redemption costs	—	—	—	(1,757)

Net income available to common shareholders	$20,157	$8,824	$41,035	$8,403

Per common share data - Basic
Net income available to common shareholders	$0.37	$0.18	$0.77	$0.17

Weighted average common shares outstanding - basic	53,773	49,875	53,430	49,460

Per common share data - Diluted
Net income available to common shareholders	$0.37	$0.17	$0.76	$0.17

Weighted average common shares outstanding - diluted	54,096	50,266	53,799	49,854

FUNDS FROM OPERATIONS

(In thousands)

(Unaudited)

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of funds from operations (“FFO”). FFO is defined by NAREIT as net income available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable property, plus depreciation of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO is a supplemental non-GAAP financial measure. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

The Company also uses FFO as an operating measure. Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, management believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on the Company’s consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

FFO should not be considered as an alternative to net income available to common shareholders (determined in accordance with GAAP) as an indicator of the Company’s financial performance. While management believes that FFO is an important supplemental non-GAAP financial measure, management believes it is also important to stress that FFO should not be considered as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity. Further, FFO is not necessarily indicative of sufficient cash flow to fund all of the Company’s needs or ability to service indebtedness or make distributions.

A reconciliation of net income available to common shareholders to FFO available to common shareholders and unitholders for the three and six months ended June 30, 2012 and 2011 was as follows.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net income available to common shareholders	$20,157	$8,824	$41,035	$8,403
Noncontrolling interests - Operating Partnership	56	30	115	29
Depreciation on consolidated real estate assets	19,156	18,461	38,159	36,864
Depreciation on real estate assets held in unconsolidated entities	285	362	623	722
Gains on sales of depreciable real estate assets - unconsolidated entities	—	—	(6,055)	—

Funds from operations available to common shareholders and unitholders (1)	$39,654	$27,677	$73,877	$46,018

Weighted average shares outstanding - basic (2)	53,902	50,044	53,554	49,621
Weighted average shares and units outstanding - basic (2)	54,053	50,213	53,705	49,791
Weighted average shares outstanding - diluted (2)	54,225	50,435	53,923	50,015
Weighted average shares and units outstanding - diluted (2)	54,376	50,604	54,074	50,185

(1)	For the six months ended June 30, 2012, FFO included a loss on early extinguishment of indebtedness of $301. For the six months ended June 30, 2011, FFO included $1,757 of preferred stock redemption costs.
(2)	Diluted weighted average shares and units include the impact of dilutive securities totaling 323 and 391 for the three months and 369 and 394 for the six months ended June 30, 2012 and 2011, respectively. Basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 130 and 169 for the three months and 124 and 161 for the six months ended June 30, 2012 and 2011, respectively, for the computation of funds from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

MATURE (SAME STORE) COMMUNITY DATA

(In thousands)

(Unaudited)

The Company defines fully stabilized communities as those which have reached stabilization prior to the beginning of the previous year. For the 2012 to 2011 comparison, fully stabilized communities are defined as those communities which reached stabilization prior to January 1, 2011. This portfolio consisted of 50 communities with 18,114 units, including 13 communities with 5,407 units (29.8%) located in Atlanta, Georgia, 14 communities with 4,559 units (25.2%) located in Dallas, Texas, 6 communities with 2,301 units (12.7%) located in the greater Washington D.C. metropolitan area, 4 communities with 2,111 units (11.7%) located in Tampa, Florida, 4 communities with 1,388 units (7.7%) located in Charlotte, North Carolina and 9 communities with 2,348 units (12.9%) located in other markets. The operating performance of these communities was as follows:

	Three months ended June 30,			Six months ended June 30,
	2012	2011	% Change	2012	2011	% Change
Rental and other revenues	$75,129	$69,703	7.8%	$148,449	$137,721	7.8%
Property operating and maintenance expenses (excluding depreciation and amortization)	28,927	27,853	3.9%	57,181	55,245	3.5%

Same store net operating income (1)	$46,202	$41,850	10.4%	$91,268	$82,476	10.7%

Capital expenditures (2)
Annually recurring:
Carpet	$886	$779	13.7%	$1,582	$1,423	11.2%
Other	3,286	3,522	(6.7)%	5,395	4,907	9.9%

Total annually recurring	4,172	4,301	(3.0)%	6,977	6,330	10.2%
Periodically recurring	1,896	1,992	(4.8)%	2,427	2,909	(16.6)%

Total capital expenditures (A)	$6,068	$6,293	(3.6)%	$9,404	$9,239	1.8%

Total capital expenditures per unit
(A ÷ 18,114 units)	$335	$347	(3.5)%	$519	$510	1.8%

Average monthly rental rate per unit (3)	$1,341	$1,259	6.5%	$1,330	$1,251	6.3%

Average economic occupancy (4)	96.1%	95.1%	1.0%	96.0%	95.0%	1.0%

Physical occupancy, end of period (4)	96.3%	95.7%	0.6%	96.3%	95.7%	0.6%

Gross turnover (5)	62.4%	63.2%	(0.8)%	55.6%	55.0%	0.6%

Percentage rent increase - new leases (6)	7.2%	6.6%	0.6%	6.5%	6.3%	0.2%

Percentage rent increase - renewed leases (6)	6.5%	5.8%	0.7%	6.7%	5.2%	1.5%

(1)	Net operating income of stabilized communities is a supplemental non-GAAP financial measure. The Company believes that the line on the Company’s consolidated statement of operations entitled “Net income (loss)” is the most directly comparable GAAP measure to net operating income. See footnote 7 below for a reconciliation of property net operating income to GAAP net income (loss). The Company believes that net operating income is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, operating segment groupings and individual properties. Additionally, the Company believes that net operating income, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community.
(2)	A reconciliation of these segment components of property capital expenditures to total annually recurring and periodically recurring and total capital expenditures as presented in the consolidated statements of cash flows prepared under GAAP is detailed below.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Annually recurring capital expenditures by operating segment
Fully stabilized communities	$4,172	$4,301	$6,977	$6,330
Development and lease-up	—	—	—	—
Acquired communities	9	—	34	—
Other segments	357	92	469	191

Total annually recurring capital expenditures	$4,538	$4,393	$7,480	$6,521

Periodically recurring capital expenditures by operating segment
Fully stabilized communities	$1,896	$1,992	$2,427	$2,909
Development and lease-up	—	—	—	—
Acquired communities	—	—	—	—
Other segments	250	283	1,096	659

Total periodically recurring capital expenditures	$2,146	$2,275	$3,523	$3,568

Total revenue generating capital expenditures	$599	$585	$1,310	$723

Total property capital expenditures per statements of cash flows	$7,283	$7,253	$12,313	$10,812

The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining same store communities. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, and commercial properties in addition to same store information. Therefore, the Company believes that its presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures.”

(3)	Average monthly rental rate is defined as the average of the gross actual rental rates for leased units and the average of the anticipated rental rates for unoccupied units, divided by total units.
(4)	Average economic occupancy is defined as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage. Gross potential rent is defined as the sum of the gross actual rental rates for leased units and the anticipated rental rates for unoccupied units. The calculation of average economic occupancy does not include a deduction for net concessions and employee discounts. Average economic occupancy, including these amounts, would have been 95.4% and 93.9% for the three months and 95.2% and 93.7% for the six months ended June 30, 2012 and 2011, respectively. For the three months ended June 30, 2012 and 2011, net concessions were $299 and $633, respectively, and employee discounts were $215 and $200, respectively. For the six months ended June 30, 2012 and 2011, net concessions were $634 and $1,430, respectively, and employee discounts were $424 and $399, respectively. Physical occupancy is defined as the number of units occupied divided by total apartment units, expressed as a percentage, as of the end of the period.
(5)	Gross turnover represents the percentage of leases expiring during the period that are not renewed by the existing resident(s).
(6)	Percentage change is calculated using the respective new or renewed rental rate as of the date of a new lease, as compared with the previous rental rate on that same unit. Accordingly, these percentage changes may differ from the change in the average monthly rental rate per unit due to the timing of move-ins and/or the term of the respective leases.
(7)	A reconciliation of property net operating income to GAAP net income (loss) is detailed below.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Fully stabilized community NOI	$46,202	$31,850	$91,268	$82,476
Property NOI from other operating segments	521	141	872	213

Consolidated property NOI	46,723	41,991	92,140	82,689

Add (subtract):
Interest income	288	516	339	608
Other revenues	206	227	428	443
Depreciation	(19,497)	(18,808)	(38,838)	(37,560)
Interest expense	(11,103)	(14,437)	(22,748)	(28,912)
Amortization of deferred financing costs	(698)	(721)	(1,359)	(1,368)
General and administrative	(3,883)	(4,246)	(8,168)	(8,362)
Investment and development	(322)	(296)	(802)	(774)
Other investment costs	(306)	(455)	(612)	(949)
Gains on condominium sales activities, net	8,530	5,432	15,434	6,176
Equity in income of unconsolidated real estate entities, net	495	346	6,941	555
Other income, net	737	285	581	301
Net loss on extinguishment of indebtedness	—	—	(301)	—

Net income	$21,170	$9,834	$43,035	$12,847

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Real estate assets
Land	$302,392	$299,720
Building and improvements	2,138,643	2,085,929
Furniture, fixtures and equipment	259,542	251,663
Construction in progress	112,466	94,981
Land held for future development	51,088	55,396

	2,864,131	2,787,689
Less: accumulated depreciation	(805,129)	(767,017)
For-sale condominiums	40,353	54,845

Total real estate assets	2,099,355	2,075,517
Investments in and advances to unconsolidated real estate entities	5,593	7,344
Cash and cash equivalents	51,628	13,084
Restricted cash	6,335	5,126
Deferred financing costs, net	9,982	6,381
Other assets	31,952	31,612

Total assets	$2,204,845	$2,139,064

Liabilities and equity
Indebtedness	$967,582	$970,443
Accounts payable, accrued expenses and other	90,105	72,102
Investments in unconsolidated real estate entities	16,125	15,945
Dividends and distributions payable	13,563	11,692
Accrued interest payable	5,289	5,185
Security deposits and prepaid rents	10,292	9,334

Total liabilities	1,102,956	1,084,701

Redeemable common units	7,016	6,840

Commitments and contingencies
Equity
Company shareholders' equity
Preferred stock, $.01 par value, 20,000 authorized:
8 1/2% Series A Cumulative Redeemable Shares, liquidation preference $50 per share, 868 shares issued and outstanding	9	9
Common stock, $.01 par value, 100,000 authorized:
54,109 and 53,002 shares issued and 54,109 and 52,988 shares outstanding at June 30, 2012 and December 31, 2011, respectively	541	530
Additional paid-in-capital	1,092,014	1,053,612
Accumulated earnings	15,349	—
Accumulated other comprehensive income (loss)	(9,879)	(2,633)

	1,098,034	1,051,518
Less common stock in treasury, at cost, 93 and 113 shares at June 30, 2012 and December 31, 2011, respectively	(3,089)	(4,000)

Total Company shareholders' equity	1,094,945	1,047,518
Noncontrolling interests - consolidated property partnerships	(72)	5

Total equity	1,094,873	1,047,523

Total liabilities and equity	$2,204,845	$2,139,064

CONSOLIDATED DEBT SUMMARY

(In thousands)

(unaudited)

Indebtedness

At June 30, 2012 and December 31, 2011, the Company’s indebtedness consists of the following:

Description	Payment Terms	Interest Rate	Maturity Date		June 30, 2012	December 31, 2011
Senior Unsecured Notes	Int.	4.75% - 6.30%	2013-2017	(1)	$280,091	$375,775
Unsecured Bank Term Loan	Int.	LIBOR + 1.90%(2)	2018		230,000	—
Unsecured Revolving Lines of Credit	Int.	LIBOR + 1.40%(3)	2016		—	135,000
Secured Mortgage Notes	Prin. and Int.	4.88% - 5.99%	2013-2019	(4)	457,491	459,668

Total					$967,582	$970,443

(1)	There are no remaining maturities of senior unsecured notes in 2012. Senior unsecured notes totaling approximately $130,091 mature in June 2013. The remaining unsecured notes mature in 2017.
(2)	Represents stated rate. The Company has entered into interest rate swap arrangements that effectively fix the interest rate under this facility at 3.45% as of June 30, 2012.
(3)	Represents stated rate.
(4)	There are no maturities of secured notes in 2012. These notes mature between 2013 and 2019.

Debt maturities

The aggregate maturities of the Company’s indebtedness are as follows:

Remainder of 2012	$2,242
2013	186,606
2014	3,961
2015	124,205
2016	4,419	(1)
Thereafter	646,149

	$967,582

(1)	Includes outstanding balances on lines of credit totaling $0.